EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Stryker Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee**
Fees to Be Paid	0.00	0.00	0.00
Fees Previously Paid	2,974,792,414.88		275,763.26
Total Transaction Valuation*	2,974,792,414.88
Total Fees Due for Filing			275,763.26

Total Fees Previously Paid			275,763.26
Total Fee Offsets			0.00

Net Fee Due			0.00

*

Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 34,951,078 outstanding shares of common stock, $0.0003 par value per share, (the “Shares”) of Vocera Communications, Inc. (the “Company”), multiplied by $79.25, (ii) 1,961,529 Shares issuable pursuant to the Company’s restricted stock units, multiplied by $79.25, (iii) 491,239 Shares issuable pursuant to the Company’s performance stock units, multiplied by $79.25, (iv) 54,586 Shares issuable pursuant to outstanding rights under the Company’s Amended and Restated 2012 Employee Stock Purchase Plan, multiplied by $79.25 and (v) 94,748 Shares issuable pursuant to outstanding stock options, multiplied by $65.56 (which is $79.25 minus the weighted average exercise price for such options of $13.69 per share). The calculation of the filing fee is based on information provided by the Company as of January 5, 2022.

**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022, issued August 23, 2021, by multiplying the transaction value by 0.0000927.

Table 2 — Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-86795	1/25/2022		0.00
Fee Offset Sources					1/25/2022		0.00

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